UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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JCM PARTNERS, LLC

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JCM PARTNERS, LLC P.O. Box 3000 Concord, CA 94522-3000

NOTICE OF ANNUAL MEETING OF MEMBERS
to be held June 20, 2006

To Our Members:

Notice is hereby given that the Annual Meeting of the Members of JCM Partners, LLC, will be held on June 20, 2006, at 6:00 p.m. (local time), at the Holiday Inn, 300 J Street, Sacramento, California. The Annual Meeting is called for the purpose of considering and acting on the following matters:

1.	To elect three Group I Managers, each to serve for a term of three years or until their respective successors have been elected and qualified; and

2.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only Members of record at the close of business on May 1, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.  In order to assure that a quorum is present at the Annual Meeting, you are urged to sign and mail the enclosed ivory (for Class 1 Units), lavender (for Class 2 Units), tan (for Class 3 Units) and green (for Series B Preferred Units) colored proxy forms, as applicable, at once, even though you may plan to attend in person. If you own more than one Class of Units or own Series B Preferred Units, you need to return a separate proxy form for each Class of Units or Series B Preferred Units you own. We have included in this package an addressed, stamped envelope to use when mailing your proxy or proxies. We also encourage you to read the enclosed Proxy Statement carefully. The Proxy Statement contains information relevant to the actions to be taken at the meeting.

By order of the Board of Managers,

Michael W. Vanni Chairman	Concord, California May 17, 2006

JCM PARTNERS, LLC
P.O. Box 3000
Concord, CA 94522-3000

PROXY STATEMENT

ANNUAL MEETING OF MEMBERS

To be held June 20, 2006

This Proxy Statement is furnished to the holders of membership interest units (“Units”) and preferred units (“Preferred Units”) of JCM Partners, LLC, a Delaware limited liability company (“JCM”, the “Company”, “we”, “us” or “our”), in connection with the solicitation of proxies by the Company’s Board of Managers (the “Board”) for use at the Annual Meeting of members (“Members”) of the Company to be held at the Holiday Inn, 300 J Street, Sacramento, California, on June 20, 2006, at 6:00 p.m. (local time) and for any postponements or adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Members. This Proxy Statement and the accompanying proxy forms are being released for mailing to the Members on or about May 17, 2006.

At the Annual Meeting, Members will be asked to elect three Group I Managers, each to serve for a term of three years or until their respective successors have been elected and qualified (Proposal 1).

Your vote is important. Therefore, we urge you to return the enclosed proxy card(s) to ensure that your Units and Preferred Units are represented at the Annual Meeting.

The Board recommends you vote “FOR” the election of Managers. Accordingly, we urge you to sign and return the accompanying ivory, lavender, tan or green-colored proxy form, as applicable, whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, which will cancel any proxy or proxies you have previously given.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and proxy form?

A:	You are receiving a Proxy Statement and proxy form because you own Units or Preferred Units of the Company. This Proxy Statement describes issues on which we would like you to vote. It also gives you information about these issues so that you can make an informed voting decision.

When you sign the proxy form, you appoint Michael W. Vanni, Gayle M. Ing and Marvin J. Helder as your representatives at the Annual Meeting. Messrs. Vanni and Helder and Ms. Ing will vote your Units and Preferred Units at the Annual Meeting as you have instructed them on the proxy form. This way, your Units and Preferred Units will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy form(s) in advance of the meeting, just in case your plans change. You can always decide to vote in person.

Q:	What is the record date and who can vote?

A:	The record date is May 1, 2006. Only holders of Units and Preferred Units of record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many Units and Preferred Units are outstanding?

A:	As of the record date, the Company had 89,904,685 Units outstanding, including 13,483,338 Class 1 Units, 14,457.550 Class 2 Units and 32,684,039 Class 3 Units. This includes 29,279,758 Units, including 6,487,042 Class 1 Units, 7,071,346 Class 2 Units and 15,721,370 Class 3 Units, held by our subsidiary, JCM Properties, LLC (“JCM Properties”). As of the record date, the Company had 7,192,000 Series B Preferred Units outstanding, none of which were held by our subsidiary, JCM Properties.

Q:	How do I vote?

A:	You may vote either by mail or in person at the Annual Meeting. To vote by mail, please sign and mail your proxy form(s), as applicable, using the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy form(s), your Units and Preferred Units will be voted in accordance with your instructions. If you return a signed form but do not provide voting instructions, your Units and Preferred Units will be voted based on the recommendations of the Board. We will pass out written ballots to anyone who wants to vote at the Annual Meeting.

Q:	Why are there four different colored proxy forms?

A:	Pursuant to the changes adopted at the Annual Meeting of Members in 2003 and actions taken by your Board, we have three separate classes of Units — Class 1, Class 2 and Class 3 Units. Pursuant to action taken by your Board in 2004, we have Series B Preferred Units. We need to be able to keep track of the number of Units of each class and the number of Series B Preferred Units that have attended and voted at the Annual Meeting (either in person or by proxy). For that reason, we have assigned a separately-colored form for each Class of Units and the Series B Preferred Units. Ivory-colored forms are used for Class 1 Units; lavender-colored forms are used for Class 2 Units; tan-colored forms are used for Class 3 Units; and green-colored forms are used for Series B Preferred Units. You have been provided with an appropriately colored form for each Class of Units and Series B Preferred Units you own, with one form for each book-entry certificate.

Q:	How many votes do you need to hold the meeting?

A:	A majority of the Company’s outstanding Units and Preferred Units as of the record date, or 48,548,343 Units and Preferred Units, must be present (in person or by proxy) at the meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Units owned by our subsidiary, JCM Properties, LLC, are counted in determining a quorum.

Q:	What if I withhold my vote?

A:	Withheld votes are counted for purposes of establishing a quorum. If a quorum is present, a withheld vote will have no effect on the outcome of the vote for Managers.

Q:	What am I voting on?

A:	You are being asked to vote on the election of three Group I Managers.

Q:	How many votes must the nominees have to be elected?

A:	The three nominees to receive the greatest number of votes cast will be elected Group I Managers.

Q:	What are cumulative voting rights?

A:	Cumulative voting means that in the election of Managers, you have the number of votes equal to the number of Managers to be elected (three) multiplied by the number of Units and Preferred Units you own. You can give one nominee all of your votes or distribute your votes among the nominees as you see fit. Members only have cumulative voting rights if at least one Member notifies us at least 10 days before the Annual Meeting that they intend to cumulate their votes. We will announce at the Annual Meeting if you will have cumulative voting rights in the election of Group I Managers. We have also provided a method on the proxy form for you to indicate how you would like your votes distributed if cumulative voting applies.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the voting results at the Annual Meeting and in our July letter to Members. We will also publish the results in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, or possibly in a Form 8-K that we may choose to file earlier. We will file that report with the Securities and Exchange Commission (“SEC”). You can obtain a copy of any of our SEC filings through the SEC’s EDGAR system at www.sec.gov or by contacting the SEC’s public reference room.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on June 20, 2006 at 6:00 p.m. (local time), at the Holiday Inn, 300 J Street, Sacramento, California.

Record Date; Voting Rights

Only holders of Units and Preferred Units as of the close of business on May 1, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. On the Record Date, there were 89,904,685 Units and 7,192,000 Preferred Units outstanding, including 19,970,380 Class 1 Units, 21,528,896 Class 2 Units, 48,405,409 Class 3 Units and 7,192,000 Series B Preferred Units. More than 50% in interest of the Units and Preferred Units entitled to vote at the meeting on any matter and represented at the Annual Meeting, in person or by proxy, will constitute a quorum for purposes of conducting the Annual Meeting.

Holders of Units and Preferred Units who have not yet been admitted as Substitute Members in accordance with Section 1.4.2 of our Operating Agreement are referred to as “Assignees.” Assignees are not entitled to vote their Units and Preferred Units directly and, therefore, may not authorize proxies to vote their Units and Preferred Units. Pursuant to Section 2.3.7 of our Operating Agreement and Section 6.3(c) of our Third Restated Bylaws, the Board has the authority to exercise the voting rights of the Units and Preferred Units held by Assignees in accordance with such Assignees’ written instructions. Therefore, Assignees who execute and return a proxy form will be deemed to be authorizing the Board to vote their Units and Preferred Units in the manner instructed. The Board will appoint a proxy to vote the Units and Preferred Units for which the Board has been given authority to vote. If no proxy or other written instructions are received from an Assignee, that Assignee’s Units and Preferred Units will not be voted at the Annual Meeting.

Each outstanding Unit and Preferred Unit is entitled to one vote on all matters to be acted on at the Annual Meeting, except that in certain circumstances Members have cumulative voting rights with respect to the election of the Group I Managers pursuant to the procedures set forth in the Operating Agreement. Cumulative voting entitles a Member to give one nominee the number of votes equal to the number of the Group I Managers to be elected (three) multiplied by the number of Units and Preferred Units owned by such Member, or to distribute his or her votes on the same principle between two or more nominees as the Member sees fit. For example, under cumulative voting if you own 100 Units and Preferred Units, you would have 300 votes to allocate among the nominees. You could allocate 100 to each nominee, all 300 to one nominee or divide the 300 votes among the three nominees however you see fit. Members are not entitled to cumulate votes, however, unless (i) the name(s) of the candidate(s) for whom they are voting has been placed in nomination prior to the voting and (ii) at least one Member has given notice at least 10 days before the meeting that he or she intends to cumulate votes. The nominees receiving the greatest number of votes cast at the Annual Meeting, up to the number of the Group I Managers to be elected, will be elected as the Group I Managers, assuming that a quorum is present. Votes withheld will not have any affect on the outcome of the vote for election of the Group I Managers.

At the Annual Meeting, we will notify you if Members have become eligible to cumulate votes. For your convenience, we have provided a means to indicate how you would like your votes to be allocated if Members become entitled to cumulate votes at the Annual Meeting. If Members are not permitted to cumulate votes at the meeting, votes will be divided equally among the nominees for whom authority to vote is not withheld.

Of the 89,904,685 Units and 7,192,000 Series B Preferred Units outstanding, 6,487,042 Class 1 Units, 7,071,346 Class 2 Units and 5,721,370 Class 3 Units are held by our subsidiary, JCM Properties. Units held by JCM Properties are considered outstanding for quorum and voting purposes, but will not be voted for the election of Managers.

Voting and Revocation of Proxies

If the enclosed proxy form(s) is properly executed and returned to us in time to be voted at the Annual Meeting, the Units and Preferred Units represented thereby will be voted in accordance with the instructions marked on the form. Executed but unmarked proxies will be voted one vote per Unit and Preferred Unit for each of the nominees proposed by the Board. The duly appointed proxy holders may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

Members may revoke their proxy at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to our Secretary before the meeting, or by attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies in the form enclosed. In addition to soliciting proxies by mail, we may also solicit proxies personally or by telephone through our Managers, officers and employees.

BENEFICIAL OWNERSHIP

The following table sets forth, as of April 15, 2006, the number and percentage of Units and Preferred Units owned of record and beneficially by each person known by us to own beneficially more than 5% of the outstanding Units of any Class of Units or Series B Preferred Units, our Chief Executive Officer, two other executive officers, each of our Managers, and all of our Managers and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC computing the number of Units and Preferred Units beneficially owned by a person and the percentage ownership of that person.

Except as otherwise indicated, and subject to applicable community property laws, the persons named on the next page have sole voting and investment power with respect to all Units and Preferred Units held by them. Applicable percentage ownership in the following table is based on 89,904,685 Units and 7,192,000 Preferred Units outstanding as of April 15, 2006, of which 13,486,275 Class 1 Units, 14,534,642 Class 2 Units, 32,684,039 Class 3 Units and 7,192,000 Series B Preferred Units are outstanding and excluding 29,199,729 Units held by our subsidiary, JCM Properties consisting of 6,504,349 Class 1 Units, 6,983,188 Class 2 Units and 15,712,192 Class 3 Units.(1)

(1) As of the May 1, 2006 record date, JCM Properties may own additional Units due to repurchases made by JCM Properties in April 2006.

							Series B		All Units and
	Class 1 Units		Class 2 Units		Class 3 Units		Preferred Units		Preferred Units
	Number	% of	Number	% of	Number	% of	Number	% of
	of Units	Class	of Units	Class	of Units	Class	of Units	Class	Number	%
Name of Beneficial Owner	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned

Henry Conversano(1)			2,219,603	15.3%					2,219,603	3.3%
Ken C. Dawson									0	0.0%
Frank Deppe(2)					2,121,265	6.5%	300,000	4.2%	2,421,265	3.6%
Henry Doorn, Jr.									0	0.0%
Marvin J. Helder(3)					381,100	1.2%			381,100	0.6%
Kenneth J. Horjus									0	0.0%
Gayle M. Ing(4)	710,035	5.3%					1,657,000	23.0%	2,367,035	3.5%
Deborah K. Jansen									0	0.0%
Michael W. Vanni(4)	710,035	5.3%					1,657,000	23.0%	2,367,035	3.5%
Brian Rein(5)			51,623	0.4%					51,623	0.1%
James Klescewski									0	0.0%
Cornelius Stam(6)			120,912	0.8%					120,912	0.2%
Jacobus Scholten(7)	1,978,156	14.7%							1,978,156	2.9%
Henry Diekman(8)	1,354,255	10.0%							1,354,255	2.0%
Dorothy Diekman(8)	1,354,255	10.0%							1,354,255	2.0%
HC Designs, Inc.			1,848,413	12.7%					1,848,413	2.7%
Lois B. Mol(9)					3,162,301	9.7%			3,162,301	4.7%
Ted Greidanus(10)					769,300	2.4%	1,930,700	26.8%	2,700,000	4.0%
Donna Greidanus(10)					769,300	2.4%	1,930,700	26.8%	2,700,000	4.0%
Cynthia Morren(11)					460,805	1.4%	550,000	7.6%	1,010,805	1.5%
Arthur den Dulk(12)							547,600	7.6%	547,600	0.8%
All Managers and executive officers as a group (12 persons)	710,035	5.3%	2,392,138	16.5%	2,502,365	7.7%	1,957,000	27.2%	7,561,538	11.1%

(1)	Mr. Conversano owns 1,848,413 Class 2 Units as community property through his ownership of HC Designs, Inc., 124,494 Class 2 Units in an IRA, and 246,696 Class 2 Units subject to his spouse’s community property interest.

(2)	Mr. Deppe owns 729,272 Class 3 Units through the Frank Deppe Restated Trust UAD 12/8/93 and 1,391,993 Class 3 Units and 300,000 Series B Preferred Units through the Bernice G. Deppe Restated Trust UAD 12/8/93.

(3)	Mr. Helder owns 21,659 Class 3 Units in an IRA and 359,441 Class 3 Units in joint tenancy with his spouse.

(4)	Ms. Ing and Mr. Vanni hold 710,035 Class 1 Units and 582,000 Series B Preferred Units as community property, through Mr. Vanni’s ownership of Computer Management Corp. Money Purchase Pension & Trust. Ms. Ing and Mr. Vanni own 1,075,000 Series B Preferred Units through the Michael W. Vanni and Gayle M. Ing, Trustees UDT Dated 5/18/93. The 710,035 Class 1 Units were put to the Company pursuant to the Class 1 Put Rights and the Company is required to redeem them by June 30, 2007.

(5)	Includes 35,897 Class 2 Units in an IRA owned by Mr. Rein’s spouse.

(6)	Mr. Stam owns 120,912 Class 2 Units subject to his spouse’s community property interest.

(7)	Mr. Scholten owns 1,122,837 Class 1 Units through the Jacobus Scholten Living Trust Dated 2/4/93 and 855,319 Class 1 Units in an IRA.

(8)	Through Mr. and Mrs. Diekman’s interest in the Henry and Dorothy Diekman Living Trust Dated 7/19/90.

(9)	Mrs. Mol owns 3,162,301 Class 3 Units through the Jacob C. & Lois B. Mol Trust Dated 4/13/93.

(10)	Through Mr. and Mrs. Greidanus’ interest in the Ted and Donna Greidanus Family Trust Dated 4/18/01.

(11)	Through the Cynthia Morren Living Trust dated 8/16/91.

(12)	Mr. den Dulk owns 547,600 Series B Preferred Units in an IRA.

PROPOSAL 1 — ELECTION OF MANAGERS

Our Operating Agreement provides for a Board consisting of at least seven, but not more than 13, Managers, with the exact number of Managers to be set from time to time by the Board. Pursuant to a resolution adopted by our Board on March 23, 2005, the size of the Board is currently set at nine. Our Operating Agreement also provides that our Chief Executive Officer sits as a Manager and occupies one of the seats on the Board, and can be removed and replaced solely by the Board.

The Elected Managers are divided into three groups having staggered three-year terms, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting, the Annual Meeting of Members to be held in 2007 and the Annual Meeting of Members to be held in 2008. At the Annual Meeting, three Group I Managers will be elected by the Members to serve a three-year term or until the election and qualification of a successor.

The Board has designated Kenneth J. Horjus, Deborah K. Jansen and Michael W. Vanni to be nominees for election as Group I Managers. We have no reason to believe that any of the nominees will be unavailable for election. Should any nominee become unavailable for any reason, however, the Board may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the nominees.

All of the nominees currently serve as Managers on our Board and all of the nominees have consented to being named in this Proxy Statement and to serve if elected.

The following sets forth the names and ages, as of May 1, 2006, of the nominees for election to our Board, the Managers whose terms will continue after the Annual Meeting and the Chief Executive Officer who is designated a Manager automatically and is not elected by the Members, the Manager Group Number, their respective positions and offices with the Company, the period during which each has served as a Manager and their principal occupations or employment during the past five years.

Name	Manager Group	Age	Position

Kenneth J. Horjus	Group I	68	Manager
Deborah K. Jansen	Group I	48	Manager
Michael W. Vanni	Group I	66	Manager and Chairman of the Board
Henry Conversano	Group II	74	Manager
Ken C. Dawson	Group II	47	Manager
Henry Doorn, Jr.	Group II	46	Manager
Frank Deppe	Group III	82	Manager
Marvin J. Helder	Group III	56	Manager and Vice Chairman of the Board
Gayle M. Ing	*	56	Manager, Chief Executive Officer, President, Secretary and Tax Matters Partner

*	The Chief Executive Officer is automatically designated a Manager under our Operating Agreement and is not elected by the Members.

Mr. Vanni and Ms. Ing are husband and wife. There are no other family relationships among Managers, executive officers or persons chosen by us to be nominated as a Manager or appointed as an executive officer of the Company or any of our subsidiaries.

Gayle M. Ing has been a Manager and our President, Chief Executive Officer, Secretary and Tax Matters Partner since April 11, 2001. Ms. Ing was also our Chief Financial Officer from April 11, 2001 until October 2002. From March 15, 2001 until April 11, 2001, Ms. Ing served as a consultant to us through Computer Management Corporation. Prior to that, from December 1996 until March 2001, Ms. Ing was a management consultant, also through Computer Management Corporation, and was a volunteer with a child services facility. Ms. Ing served as the Vice President and Business Manager for Electronic Banking at Bank of America from January 1994 to November 1996.

Nominees for Group I Managers with Terms Expiring in 2009

Kenneth J. Horjus has been a Manager since June 2001. From June 2000 to June 2001, Mr. Horjus was the authorized board representative of one of our former entity Managers, Christian Reformed Home Missions. From 1997 to June 2003, Mr. Horjus was the Director of Finance and Administration for the Christian Reformed Church (“CRC”) in North America. From July 2003 until his retirement in June 2005, Mr. Horjus was the Director of Pension Administration for CRC. Prior to his employment with the CRC, Mr. Horjus was a Senior Consultant for The Greytone Group, a management consulting firm.

Deborah K. Jansen was appointed by the Board to fill a vacancy in the Group I Managers, effective July 1, 2005. From 1999 to present, Mrs. Jansen has been a marketing and strategy consultant. Prior to becoming a consultant, from 1992 to 1998, Mrs. Jansen held various positions with McKesson Corporation, a publicly held company in the pharmaceutical industry, including as Executive Vice President of Marketing, where she had profit and loss responsibility for the retail independent drug store division of McKesson. From 1984 through 1992, Mrs. Jansen worked primarily in the consulting industry. Mrs. Jansen holds a Masters in Business Administration from the Harvard Graduate School of Business (1984) and a Bachelors of Science Degree in Finance from the University of Southern California (1980).

Michael W. Vanni has been a Manager and Chairman of our Board since June 2000. Since 1978, Mr. Vanni has been the President of Computer Management Corporation, a data processing consulting company.

Continuing Group II Managers with Terms Expiring in 2007

Henry Conversano has been a Manager since June 2000. Since 1969, Mr. Conversano has been the President of Henry Conversano and Associates Designers, a thematic design company for commercial entertainment properties.

Ken C. Dawson was appointed by the Board to fill a vacancy in the Group II Managers, effective July 1, 2005. Since 2003, Mr. Dawson has provided independent consulting services to clients and has pursued real estate and other investment opportunities on his own behalf. From 1981 through 2002, Mr. Dawson had an extensive career with Accenture Ltd. (formerly Andersen Consulting), a publicly held company in the management consulting, technology services and outsourcing business. Mr. Dawson’s most recent position with Accenture was as Managing Partner of the Communications & High Tech Solution Center Network from 1997 through 2002, where he had sales, software delivery and facilities operations responsibility for Accenture’s five world-wide solution centers. He has a Masters of Management Sciences from Northwestern University, Kellogg Graduate School of Management (1991) and a Bachelor of Business Administration in Finance from the University of Iowa (1981).

Henry Doorn, Jr., has been a Manager since June 2001. From June 2000 to June 2001, Mr. Doorn was the authorized board representative of one of our former entity Managers, Barnabas Foundation, an Illinois nonprofit organization formed to provide planned gifting services to Christian charitable organizations. Mr. Doorn has been the Executive Director of Barnabas Foundation since September 2000. Before joining Barnabas Foundation in September 2000, for over ten years Mr. Doorn was the Managing Partner and Chief Financial Officer of Brinson Partners, Inc., an investment management firm for institutional investors.

Continuing Group III Managers with Terms Expiring in 2008

Frank Deppe has been a Manager since June 2000. Mr. Deppe has been retired since 1989. He currently serves as a director of Fasteners Inc., Southwestern Supply and Toolup.com Inc., which are all private tool and accessory supply companies.

Marvin J. Helder has been a Manager and Vice Chairman of our Board since June 2000. Mr. Helder has been the President of Helder Construction, a commercial and residential construction and property management company, for the past ten years.

Board Committees

Our Board has established a Compensation Committee, an Audit Committee and a Nominating Committee.

The following table shows the current membership of each Committee:

Manager	Audit	Compensation	Nominating

Henry Conversano			X
Ken C. Dawson	X
Frank Deppe	Chair
Henry Doorn, Jr.		X	Chair
Marvin J. Helder		X	X
Kenneth J. Horjus	X	Chair
Deborah K. Jansen			X
Gayle M. Ing*	n/a	n/a	n/a
Michael W. Vanni*	n/a	n/a	n/a

*	Ms. Ing and Mr. Vanni are not “independent” Board Managers as defined in National Association of Securities Dealers’ listing standards. Pursuant to certain charters of the Committees and resolutions and actions of the Board, Managers must be “independent” in order to be members of the Committees listed above.

The Audit Committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current Members of the Audit Committee are Messrs. Deppe (Chair), Dawson and Horjus. Mr. Conversano also served on the Audit Committee during 2005 (until July 2005). Although our Units and Preferred Units are not listed on the Nasdaq National Market or Nasdaq SmallCap Market, each Member of the Audit Committee is independent as defined by the National Association of Securities Dealers’ (“NASD”) listing standards. The Audit Committee held six meetings during 2005. Our Board has determined that Mr. Horjus qualifies as an audit committee financial expert as defined by SEC rules.

The Compensation Committee makes determinations concerning salaries and incentive compensation for our executive officers. The Compensation Committee is the administrator of the Company’s 2006 Long-Term Incentive Unit Award Plan. See “Long-Term Incentive Plan Awards.” The current Members of the Compensation Committee are Messrs. Horjus (Chair), Doorn and Helder. The Compensation Committee held three meetings during 2005.

The Nominating Committee identifies and evaluates qualified individuals to become members of the Board and recommends to the Board a slate of Managers for election by the Members of the Company. The Nominating Committee is also responsible for recommending Manager compensation to the Board. The current members of the Nominating Committee are Messrs. Doorn (Chair), Conversano and Helder and Mrs. Jansen. Mrs. Mol, who retired as a Manager for personal reasons, also served on the Nominating Committee during 2005 (until July 2005). Each member of the Nominating Committee is independent as defined by NASD listing standards. The Nominating Committee held two meetings in 2005. A copy of the charter of the Nominating Committee was attached as Appendix A to the Company’s 2005 Proxy Statement filed with the SEC on May 2, 2005. A copy of the charter is not posted on the Company’s website because the Company uses its website solely in connection with the operation of its business purposes (i.e., the rental of its commercial and residential space) and not as a means to communicate with Members.

Board and Committee Meetings

The Board held a total of four meetings (in person or by teleconference) during the year ended December 31, 2005. During 2005, each of the Managers attended at least 75% of the meetings of the Board and the committees thereof on which such Manager served.

Pursuant to Board policy, Managers are encouraged to attend the Company’s Annual Meetings of Members. Three of our nine current Managers attended the Annual Meeting of Members held on June 21, 2005.

Compensation of Managers

From January 1, 2005 through June 30, 2005, our Elected Managers were not compensated for serving on the Board, other than for reimbursement of travel expenses. Director compensation is determined by the Board. Effective July 1, 2005, each member of the Board, other than the Chief Executive Officer, receives the following compensation: $15,000 annual retainer (paid quarterly); $1,000 per Board meeting attendance fee; $500 per telephonic Board meeting attendance fee; and $500 per Committee meeting (in person or telephonic). Fees are paid on a per-meeting basis and not on a daily-attendance basis.

Nomination of Managers

Nominees for Manager are recommended to the Board by the Nominating Committee. The Nominating Committee generally identifies potential candidates for Manager based on suggestions from Managers. The Company has never paid a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for Manager. While there is not a formal list of qualifications, the Nominating Committee believes that a candidate for Manager must possess the following qualities:

•	Personal integrity and high moral character;

•	Demonstrated expertise in at least one of the following areas: real estate, banking, finance, legal, accounting or business management; and

•	An expressed willingness to spend the time necessary to attend Board meetings, read applicable materials and participate in committee work.

The Committee does not believe that prior experience on other boards of directors should be a requirement for serving as a Manager, and does not require that Managers own Units or Preferred Units. In addition, while the Board has considered the issues of term limits and a mandatory retirement age, it has not adopted any policies on these matters.

Currently, seven of the nine members of the Board consists primarily of persons who were, or who represent organizations that were, investors in the former IRM entities. JCM is the reorganized Company which emerged from the bankruptcy proceedings of the former IRM entities in May 2000. The investors of the IRM entities became the holders of Units of JCM. It is the Nominating Committee’s position that since the right to exercise the Class 1 Put Rights expired in the third quarter of 2005, the remaining Members have made an affirmative decision to maintain an investment in the Company. As such, the Nominating Committee believes that within the next few years a Manager’s relationship and familiarity with the former IRM entities will be less of a factor in determining appropriate candidates for Board membership.

In addition, the Board has determined that at least two-thirds of the Managers should be “independent” as defined in NASD listing standards. It has determined that all of the current Managers, except Ms. Ing and Mr. Vanni, are independent. Compliance with the Board’s independence requirements might impact the Nominating Committee’s decisions with respect to evaluating potential candidates for Manager.

The Board does not have a policy regarding whether the Nominating Committee will consider candidates recommended by Members of the Company. The Board believes that because of the Company’s history of emerging from the IRM bankruptcy proceedings, the geographic concentrations of Members in the western area of Michigan and Northern California and the Company’s town-hall meetings over the past few years, most Members personally know at least one member of the Board. Additionally, there is available a toll-free number that Members can use to contact the Company during normal business hours to discuss any issue, and Members have access to the Chairman of the Board at this number. Members may also reach the Chairman of the Board on his cell phone. Therefore, the Board believes that there is a good informal flow of information between Members and the Board, and, if a Member has a particular candidate for Manager in mind, a Member would be able to discuss that candidate directly with a Manager. Because Members have good access to Managers on an informal basis, the Board believes that a formal policy regarding having the Nominating Committee consider candidates recommended by Members is unnecessary.

Any Member who wishes to formally nominate a candidate for Manager must do so in accordance with the procedures set forth in the Company’s Bylaws.

The Board and the Nominating Committee do not have a policy that requires the Nominating Committee to consider candidates for Manager recommended by Members. It is likely that more potential nominees will come from current Managers. However, the Nominating Committee will use the same process to evaluate all nominees, whether a nominee is brought to its attention by a Member or a Board Manager. In light of the access almost all Members have to Managers, the Board encourages Members to utilize the process of informal discussions with Managers about any potential nominees for Manager.

This year, the Nominating Committee considered that the three current Group I Managers were all willing to serve an additional three-year term. The Nominating Committee considered the favorable contributions that Mr. Vanni had made to the Company as Chairman of the Board and the favorable contributions that Mr. Horjus had made to the Board in his capacity as Chair of the Compensation Committee and member of the Audit Committee, as well as his status as an audit committee financial expert. The Nominating Committee also considered that it had recommended Mrs. Jansen to fill a vacancy in the Group I Managers last year for her expertise in business management and strategic planning. The Nominating Committee also considered that each of Messrs. Horjus and Vanni and Mrs. Jansen were either retired or semi-retired and able to make the time commitment commensurate with service on the Board. Accordingly, based on the contributions, qualifications and willingness to serve by the three existing Group I Managers, the Nominating Committee did not interview other candidates for Group I Managers and recommended to the Board that Messrs. Horjus and Vanni and Mrs. Jansen be nominated as Group I Managers.

The Board adopted the Nominating Committee’s recommendation.

Communications with the Board of Managers

Members who wish to communicate generally with our Board should do so in writing by sending a letter to the Company’s headquarters (P.O. Box 3000, Concord, CA 94522-3000), Attention: Board of Managers. Upon receipt, management will copy and forward such letters to the individual Board Members no later than the next regularly scheduled management communication with the Board, or earlier, depending on the urgency of the matter(s) expressed in the letter. As discussed above, Members are encouraged to discuss any matter related to JCM on an informal basis with any Manager known to that Member.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
AND MAKE YOUR CHOICES IN THE ELECTION OF GROUP I
MANAGERS FROM THE NOMINEES NAMED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The Board has appointed an Audit Committee consisting of three Managers. The Board has adopted a written charter for the Audit Committee. A copy of that Charter was included as Appendix B to our 2005 Proxy Statement filed with the SEC on May 2, 2005.

The Audit Committee’s job is one of oversight as outlined in its Charter. It is not the duty of the Audit Committee to prepare the Company’s consolidated financial statements, to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited consolidated financial statements fairly present the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Moss Adams, LLP (“Moss Adams”), the Company’s independent auditors.

The Audit Committee has discussed with Moss Adams the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received from Moss Adams the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has discussed Moss Adams’ independence with Moss Adams.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

By the Audit Committee:

Frank Deppe (Chairman)
Ken C. Dawson
Kenneth J. Horjus

INFORMATION WITH RESPECT TO THE INDEPENDENT ACCOUNTANTS

Moss Adams has served as our independent accountants since June 26, 2003 and we have retained them as our accountants for the current year. Representatives of Moss Adams will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

We incurred fees to Moss Adams of $145,500 and $135,870 respectively for the 2005 and 2004 annual audits respectively. The annual audit includes the audit of our annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees

We paid audit-related fees to Moss Adams of $26,075 and $3,895, in 2005 and 2004 respectively, which were approved by the Audit Committee. These audit-related fees were for assistance with the Company’s preparation and development and documentation of internal controls and consultation concerning financial accounting and reporting standards.

Tax Fees

We did not incur fees to Moss Adams for any tax services provided by them in 2005 or 2004.

All Other Fees

We did not incur fees to Moss Adams for any other services provided by them in 2005 or 2004.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee separately approves each audit and non-audit service provided by the Company’s independent auditor.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below sets forth all compensation paid to Gayle M. Ing, our Chief Executive Officer, and to the next most highly compensated executive officers whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2005. No other executive officer or employee received aggregate compensation in excess of $100,000 during 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation			All Other
Name and Principal Position	Year	Salary		Bonus	Compensation

Gayle M. Ing	2005	$375,000	(1)	N/A	N/A
Chief Executive Officer	2004	$350,000	(1)	N/A	N/A
and President, Secretary and Manager	2003	$300,000	(1)	N/A	N/A
Brian S. Rein	2005	$185,000		$140,000	$6,300(2)
Chief Operating Officer	2004	$150,000		$55,000	$3,437(2)
	2003	$150,000		$42,000	$4,847(2)
Cornelius Stam(3)	2005	$150,000		$15,000	$4,950(2)
Chief Financial Officer	2004	$150,000		$15,000	$3,419(2)
	2003	$150,000		$30,000	$5,379(2)

(1)	We pay a company owned by Mr. Vanni, in which Ms. Ing has a community property interest, for Ms. Ing’s services. In 2003 and from January 1, 2004 through April 30, 2004, this amount was $25,000 per month. From May 1, 2004 through December 31, 2005, this amount was $31,250 per month.

(2)	Consists solely of contributions we made to our 401(k) Plan for the indicated executive officer in the indicated year. The amounts in 2004 and 2003 have been decreased from previously reported amounts due to amounts recovered from executives as a result of “top heavy” plan re-balancing.

(3)	Mr. Stam resigned as our Chief Financial Officer on December 8, 2005 and James E. Klescewski became our Chief Financial Officer on that date. Mr. Stam’s salary was adjusted to $110,000 per year from $150,000 per year, effective February 1, 2006.

Option Grants

No options were granted to any of our officers or Managers during 2005.

Long-Term Incentive Plan Awards

On December 8, 2005 our Board approved the adoption of the JCM Partners, LLC 2006 Long-Term Incentive Unit Award Plan (the “LTI Plan”). Pursuant to a resolution of the Board, the first awards under the LTI Plan will be made in 2007 based on 2006 performance. Accordingly, no awards were made under the LTI Plan during 2005. See Part III, Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2005 for additional information on our LTI Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Gayle M. Ing serves as our Chief Executive Officer, President and Secretary pursuant to an agreement with Computer Management Corporation (“CMC”). CMC is owned by Michael W. Vanni, our Chairman of the Board, and Ms. Ing, Mr. Vanni’s wife, has a community property interest in such corporation. Pursuant to an agreement with CMC, which is scheduled to terminate on June 30, 2007, we pay CMC a fee of $31,250 a month for Ms. Ing’s services. In addition, we are required to maintain at least $10,000,000 of managers’ and officers’ insurance coverage and $10,000,000 of liability insurance, naming CMC and Ms. Ing as additional insured parties. This agreement is subject to termination upon 90 days’ written notice by either party, and will automatically terminate upon the death or permanent disability of Ms. Ing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our executive officers, Managers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Units and our other equity securities. Such executive officers, Managers and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations from the Company’s executive officers and Managers that no other reports were required during fiscal 2005, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, Managers and greater than 10% beneficial owners of a registered class of equity securities were complied with.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Company’s policy is to compensate its executive officers based on competitive, market-based pay as well as their individual performance and the Company’s overall performance. It is the Company’s objective to offer compensation that is sufficient to attract, retain and motivate the individuals the Company needs to operate its business. The Company’s compensated executive officers, other than the Chief Executive Officer, are the Chief Financial Officer and Chief Operating Officer. Other than the Chief Executive Officer, each compensated executive officer’s compensation currently consists of a base salary and an annual cash bonus. Our Chairman and Vice-Chairman of the Board are also executive officers, but are not compensated as such. They are compensated in the same manner as all other Board Managers.

It is the Compensation Committee’s responsibility to exercise the Board’s authority with respect to executive officers’ compensation. However, at its discretion, the full Board may modify or veto the actions of the Compensation Committee.

Executive officers are reviewed yearly for salary increases and discretionary bonuses. This review is initially conducted by the Chief Executive Officer. The Chief Executive Officer then reports on her findings to the Compensation Committee, who then advises the Board. In connection with such review, the Chief Executive Officer reviews market survey data prepared by an independent executive compensation firm for comparable officers in the Company’s peer group, which data includes base salary information, annual cash bonuses and long-term incentive awards. Compensation is not targeted at any particular level within the group of companies considered, but is used for comparative purposes. Therefore, compensation is based on an assessment of the executive’s duties and responsibilities and his or her performance during the past year, considering peer group information. A targeted level, and hence a compensation amount, may be suggested based on this assessment.

In this regard, Chief Operating Officer compensation is tied to the Company’s operating results, including revenue generation and expense management in comparison to budget, prior year’s results and market revenue growth, as well as completion of strategic initiatives which increase overall portfolio value. Chief Financial Officer compensation is tied to meeting the Company’s public financial reporting and control requirements, operational financial tracking, cash management results, ongoing asset loan management and strategic business model forecasting.

Base Salary — Pursuant to the Company’s current compensation policy, base salaries for positions within the Company, including the Chief Operating Officer and Chief Financial Officer, are determined by reviewing salaries yearly. The review is based on, but not limited to, such officer’s performance and the Company’s overall performance during the previous year.

In December 2005, the Company hired a new Chief Financial Officer. The Chief Financial Officer’s salary was set at $210,000. This amount was based on a review of peer Company salaries for Chief Financial Officers, the Company’s expectations for the new Chief Financial Officer with respect to his responsibilities and duties, and the prior experience he was bringing to the Company. The Chief Operating Officer’s base salary for 2005 and 2006 was increased to $185,000 and $210,000, respectively, based on his significant contribution to the Company and the market survey data reviewed by the Chief Executive Officer and the Compensation Committee.

Discretionary Bonus — The Chief Operating Officer and Chief Financial Officer are also reviewed for a discretionary bonus based on their performance during the previous year and the Company’s overall performance during that year. In March 2006, based on its review of compensation survey data and the Chief Executive Officer’s review, the Compensation Committee approved a bonus for 2005 of $140,000 for the Chief Operating Officer based on what it believed were his extraordinary contributions to the Company in 2005 related to the Villagio acquisition, disposition of seven properties, assistance in the Class 1 Put appraisals process and performance in other aspects of his position. The current Chief Financial Officer was not granted a bonus for 2005 as he held this position for only a few weeks during 2005.

Long-Term Incentive Plan — The Board has adopted the JCM Partners, LLC 2006 Long-Term Incentive Unit Award Plan (the “LTI Plan”). The LTI Plan provides that a maximum of 901,521 Class 3 Units may be awarded under the LTI Plan to Company employees. The Compensation Committee anticipates that awards under the LTI Plan will be made solely to senior management and possibly certain other key employees. No awards will be made under the LTI Plan until 2007, based on 2006 performance.

CEO Compensation — At the March 2004 Board meeting, the Board approved an agreement with Computer Management Corporation (“CMC”) for the services of Ms. Ing, for the period May 1, 2004 through June 30, 2007. Pursuant to the agreement, the Company pays CMC a fee of $31,250 a month for Ms. Ing’s services. The agreement with CMC does not contemplate payment of any additional fees in the form of discretionary bonuses or long-term incentive compensation awards based on performance. The Company is required to maintain managers’ and officers’ insurance coverage at specified levels and to name CMC and Ms. Ing as additional insured parties. The agreement is subject to termination at will by either party upon 90 days’ written notice to the other party, and will automatically terminate upon the death or permanent disability of Ms. Ing.

The Committee intends to initiate a process necessary to secure a continuation of the services of Ms. Ing beyond June 30, 2007. This process will begin by the fourth quarter of this year.

The Compensation Committee reviewed the Company’s overall results for the year 2005, which included:

•	Management of the Class 1 Put Rights: successfully managing the Class 1 Put obligations (including financial planning, obtaining 44 property appraisals, execution of legal requirements and Member communications);

•	Strategic Matters: acquiring the “class A” Villagio property and disposing of eight properties — five “class B” apartment complexes, two light industrial warehouses and one piece of land; and

•	Operating Results: obtaining favorable year-over-year operating results, as well as favorable results compared to market.

Based on such review, the Compensation Committee was satisfied with the Company’s current contract with CMC, which provides for a fixed rate of compensation.

By the Compensation Committee:

Kenneth J. Horjus (Chairman)
Henry Doorn, Jr.
Marvin J. Helder

STOCK PRICE PERFORMANCE PRESENTATION

Our Units and Preferred Units do not trade publicly. Therefore, the price performance of our Units and Preferred Units cannot be compared with the stock or other units of equity ownership of similar companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2005, JCM Partners paid $63,555 for landscaping services to a company that is owned by a relative of Brian Rein, our Chief Operating Officer.

See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” above for information regarding our agreement with Computer Management Corporation.

In 2005, the Company sold Series B Preferred Units to Managers of the Company on the same terms and conditions made available to other Members of the Company.

In 2005, Managers of the Company exercised Class 1 Put Rights on 710,035 Class 1 Units on the same terms and conditions made available to other Members of the Company.

OTHER BUSINESS

We do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

ANNUAL REPORTS

We have mailed to each person being solicited by the Proxy Statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 (as filed with the SEC, including the financial statements thereto). We will provide without charge to each person being solicited by the Proxy Statement, upon the written request of such person, additional copies of our Form 10-K. Please direct all such requests to: Secretary, JCM Partners, LLC, P.O. Box 3000, Concord, CA 94522-3000. The Form 10-K is not part of these solicitation materials.

UNIT HOLDER PROPOSALS

The Annual Meeting of Members for the year ending December 31, 2006 is expected to be held in June 2007 (the “Next Annual Meeting”). We must receive all proposals intended to be presented at the Next Annual Meeting (pursuant to Rule 14a-8 of the proxy rules under the 1934 Act) at our mailing address, which is P.O. Box 3000, Concord, CA 94522-3000, Attention: Secretary, not later than January 16, 2007, to receive consideration for inclusion in the Proxy Statement and proxy form related to that meeting.

Pursuant to the proxy rules under the 1934 Act, Members are notified that notice of any Unit holder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Next Annual Meeting must be submitted between February 20, 2007 and March 22, 2007 in order to be considered timely. As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy related to the Next Annual Meeting.

By Order of the Board of Managers,

Michael W. Vanni
Chairman

May 17, 2006

JCM PARTNERS, LLC
PROXY FOR ANNUAL MEETING OF MEMBERS
[CLASS][SERIES] ____ [PREFERRED] UNITS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF MANAGERS.
The undersigned hereby appoints Michael W. Vanni, Gayle M. Ing and Marvin J. Helder and each of them as proxy (each of whom shall have full power of substitution) of the undersigned to attend the Annual Meeting of Members of JCM Partners, LLC (“Company”), to be held on Tuesday, June 20, 2006 at 6:00 p.m., local time, at the Holiday Inn, 300 J Street, Sacramento, California, and to vote on the proposals to be presented at the Annual Meeting.
If the undersigned is an Assignee, such that the undersigned holds Units or Preferred Units but has not been admitted as a Substitute Member in accordance with Article 1.4.2 of the Company’s Operating Agreement, this proxy shall be considered written instructions to the Company’s Board of Managers as to how any Units or Preferred Units owned by the undersigned shall be voted at the Annual Meeting.

1.
The election of the named nominees as Group I Managers of the Company to serve until the expiration of their term of office and until a successor shall be duly elected and qualified. The managers nominated for election are: Kenneth J. Horjus, Deborah K. Jansen and Michael W. Vanni (Proposal 1).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

A.	I vote FOR all nominees listed above, except those specified below, with cumulative votes, if applicable, to be divided equally between the nominees except as specified.	For ☐

I withhold my vote from the following individuals:

I want my cumulative votes, if applicable, divided among the nominees as follows:

B.	I WITHHOLD my authority to vote for ALL of the nominees listed above.	Withhold ☐
2.	In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued on Back)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE BOARD’S NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

The undersigned acknowledges receipt of a Notice and Proxy Statement regarding the foregoing matters.

Date	Signature of Member	Title (if applicable)

Date	Signature of Member	Title (if applicable)
Sign your name exactly as it appears on the Company’s records and return the proxy to the Company. A corporation is requested to sign its name by its President or other authorized officer with the office held designated. Executors, administrators, trustees, etc. are requested to so indicate when signing. If Units or Preferred Units are registered in two names or held as joint tenants or community property, both interested persons should sign.

I plan to attend the Annual Meeting to be held
in Sacramento, California on June 20, 2006:	Yes No

Last Name:	Voting Unit or Preferred Unit Type:

Certificate:	Number of Units or Preferred Units:

Legal Name: